Exhibit 99

Results of Operations and Financial Condition

West End Indiana Bancshares, Inc. (the “Company”), the holding company for West End Bank, S.B. (the “Bank”), announced net income of $419,000 for the quarter ended March 31, 2015, an increase of $148,000, or 54.6%, from net income of $271,000 for the quarter ended March 31, 2014. The increase in net income resulted primarily from increases in net interest income of $220,000 and gains on sale of loans of $56,000.

For the quarter ended March 31, 2015, net interest income increased $220,000, or 9.0%, to $2.67 million from $2.45 million for the quarter ended March 31, 2014. The increase was primarily due to an increase in interest income on loans of $324,000 to $2.8 million from $2.5 million, and a decrease in interest expense of $18,000 to $398,000 from $416,000, partially offset by a decrease in interest income on investment securities available for sale of $114,000 to $205,000 from $319,000.

Provision for loan losses was $330,000 for the quarter ended March 31, 2015, compared to $344,000 for the quarter ended March 31, 2014, a decrease of $14,000, or 4.1%. Decrease to the provision is based on management’s analysis of the allowance for loan and lease losses and a decrease in non-performing loans.

Noninterest income increased $118,000, or 47.9%, to $363,000 for the quarter ended March 31, 2015, from $245,000 for the quarter ended March 31, 2014. The increase was due primarily to increases in the gain on sale of loans of $56,000 and net gains on sale of other assets of $48,000.

For the quarter ended March 31, 2015, noninterest expense increased $107,000, or 5.5%, to $2.06 million, from $1.95 million for the quarter ended March 31, 2014. The increase was due primarily to a $94,000 increase in salaries and employee benefits. Salaries and employee benefits increased due to normal cost of living and merit increases, the addition of a Vice President of Mortgage Lending to increase focus on mortgage lending, and increases to medical, pension and other benefit programs.

The provision for income taxes was $227,000 for first quarter ended March 31, 2015 compared to $130,000 for first quarter ended March 31, 2014, reflecting an increase in pretax income. Our effective tax rate was 35.2% for the first quarter 2015 compared to 32.4% for the 2014 quarter.

Comparison of Financial Condition at March 31, 2015 and December 31, 2014

Total assets increased $3.7 million, or 1.4%, to $263.1 million at March 31, 2015 from $259.4 million at December 31, 2014. The increase was the result of an increase in net loans, partially offset by a decrease in cash and cash equivalents, and investment securities available for sale.

Net loans increased $10.9 million, or 5.7%, to $203.1 million at March 31, 2015 from $192.2 million at December 31, 2014, due to increases in commercial real estate and multi-family loans of $7.1 million, and indirect consumer loans of $1.4 million. These increases were offset by a decrease in residential loans of $754,000, or 1.2%, to $61.1 million at March 31, 2015 from $61.9 million at December 31, 2014. Total non-performing loans decreased $402,000 to $2.2 million at March 31, 2015 from $2.6 million at December 31, 2014.

Total cash and cash equivalents decreased $2.8 million, or 28.3%, to $7.1 million at March 31, 2015 from $9.9 million at December 31, 2014. The decrease in total cash and cash equivalents reflected an increase in loan funding and normal fluctuations from operations.

Securities classified as available for sale decreased $4.4 million, or 10.4%, to $38.1 million at March 31, 2015 from $42.5 million at December 31, 2014. We sold securities available for sale totaling $3.0 million and re-invested these funds to fund loan growth. At March 31, 2015, securities classified as available for sale consisted of mortgage-backed securities, and municipal obligations.

Deposits decreased $2.0 million, or 1.0%, to $201.7 million at March 31, 2015 from $203.7 million at December 31, 2014. The decrease was a result of a decline in certificate of deposit accounts and fluctuations in transactional accounts as a result of normal business trends from existing customers.

Federal Home Loan Bank advances increased $6.0 million to $30.0 million at March 31, 2015 from $24.0 million at December 31, 2014. These advances were used to fund loan growth.

Total equity was $30.4 million at both March 31, 2015 and December 31, 2014 as 2015 year to date net income and accumulated other comprehensive income changes were offset by shares repurchased and cash dividends.

	31-Mar-15	31-Dec-14
	2015	2014
	Unaudited
	(In Thousands)
SELECTED FINANCIAL CONDITION DATA:

Total assets	$263,148	$259,354
Total cash and cash equivalents	7,099	9,862

Investment in available for sale securities, at fair value	38,132	42,539
Loans held for sale	336	50
Loans, net	203,073	192,195
Bank-owned life insurance	5,183	5,152
Federal Home Loan Bank of Indianapolis, at cost	1,497	1,497
Deposits	201,725	203,730
Borrowings	30,000	24,000
Total Equity	30,382	30,449

ASSET quality ratios:

Nonperforming loans to total loans	1.08%	1.35%
Nonperforming assets to total assets	1.00%	1.18%
Annualized charge-offs (recoveries) to average loans outstanding	0.55%	1.17%
Allowance for loan losses to non-performing loans	89.88%	74.03%
Allowance for loan losses to total loans	0.97%	1.00%

	March 31,2015
	2015	2014
	(In Thousands, except per share amounts)
	Unaudited
SELECTED FINANCIAL CONDITION DATA:

Interest income	$3,066	$2,864
Interest expense	398	416
	2,668	2,448
Provision for loan losses	330	344
Net interest income after provision for loan losses	2,338	2,104
Noninterest income	363	245
Noninterest expense	2,055	1,948
Income before income tax expense	646	401
Income tax expense	227	130
Net income	419	271

Basic earnings per share	$0.34	$0.21
Diluted earnings per share	0.34	0.21
Dividends per share	0.06	0.06